Careview 8-K

Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into this 7th day of November, 2011 (“Effective Date”) by and between John R. Bailey (the “Executive’) and CareView Communications, Inc., a Nevada corporation (the “Company”). The Executive and the Company are sometimes herein referred to collectively as the “Parties” and singularly as the “Party.”

WHEREAS, the Executive has provided services to the Company through the Effective Date (the “Employment”); and

WHEREAS, the Executive desires to resign to pursue other business opportunities and the Company has agreed to accept his resignation; and

WHEREAS, in order to provide a smooth transition, the Company and the Executive have agreed that Executive will provide such services to the Company as described in the  Consulting Agreement attached hereto as Exhibit A; and

WHEREAS, the Company and the Executive have agreed to the terms of an amicable separation as outlined herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, the Executive and the Company agree as follows:

1.	Effect of WHEREAS Clauses: The “WHEREAS” clauses set forth above are expressly incorporated in and form part of the terms of this Agreement.

2.
Resignation by Executive:  Executive agrees to resign his employment and his position as Chief Financial Officer, Vice President Finance, Treasurer and Secretary of the Company and all entities which control, are controlled by or under common control with the Company (“Affiliates”) or any other entity for which he is serving as an officer, director or similar position as part of his duties with the Company and Affiliates on the Effective Date (the “Resignation”).   As of the Effective Date, the Executive shall no longer be an employee, officer, or director of the Company or Affiliates.  The Executive agrees to execute the Resignation attached hereto as Exhibit B.

3.	Payment by Company: Subject to the terms and conditions herein and in the Consulting Agreement, the Company shall pay or provide the following amounts and benefits to the Executive:

A.	Consulting Agreement: Executive will receive the amount of consulting fees described in Exhibit A.

B.	Company Medical Insurance: Executive’s medical insurance premiums will be paid on his behalf by the Company for the term of the Consulting Agreement.

4.	Confidential and Proprietary Information; Preservation of Trade Secrets:

A.
Definition:  As used herein, “Confidential and Proprietary Information” means any and all information, regardless of when received, concerning the Company and  Affiliates, including but not limited to, the whole or any portion or phase of any development, engineering and manufacturing activity, scientific or technical information, design, process, procedure, formula, pattern, specification, drawing, compilation, program, device, method, technique, improvement, manufacturing standard, computer programs, data stored on computers, disks or other media, files, general business information, plans, consultants’ reports, financial information,  listing of names, addresses, or telephone numbers, customer lists and other customer-related information, sales and marketing strategies, business relationships with the clients and customers of Company and Affiliates, and all other information and all forms of communications, whether or not marked or designated as “Confidential”, “Proprietary” or the like, in any form, including but not limited to, verbal, written, optical, electronic, physical demonstrations, in person and/or telephone conversations, e-mail and other means of information transfer such as facility tours, regardless of whether such information is protected by applicable trade secrets or similar laws.  The term “Confidential and Proprietary Information” shall not include information which: (a) is or becomes generally available to the public other than as a result of the disclosure by Executive; or (b) becomes available to Executive from a source other than the Company or any of its directors, officers, executives, agents, affiliates, representatives, or advisors, provided that to the best of the Executive’s knowledge after inquiry, such source is not bound by a confidentiality agreement with, or other legal, fiduciary or other obligation of secrecy or confidentiality to the Company or Affiliates with respect to such information.

B.
Preservation of Confidential and Proprietary Information:  Executive acknowledges and agrees that any Confidential and Proprietary Information is the sole and exclusive property of the Company.  Executive shall preserve the secrecy and confidentiality of any Confidential and Proprietary Information that Executive acquired in the course and within the scope of Executive’s employment with the Company.

C.
Misappropriation or Improper Disclosure:  Without the Company's prior written consent, Executive shall not use, exploit, copy, misappropriate, improperly disclose, duplicate, or furnish any Confidential and Proprietary Information to any person or entity not privileged to have it.

D.
Disclosure Pursuant to Legal Process:  If the Executive shall be required by subpoena or similar government order or other legal process (“Legal Process”) to disclose any Confidential and Proprietary Information, then the Executive shall provide the Company with prompt written notice of such requirement and, upon request, cooperate with the Company in efforts to resist disclosure or to obtain a protective order or similar remedy.  Subject to the foregoing, if any Confidential and Proprietary Information is required by Legal Process to be disclosed, then the Executive may disclose such Confidential Information, but shall not disclose any Confidential and Proprietary Information for a reasonable period of time, unless compelled under imminent threat of penalty, sanction, contempt citation or other violation of law, in order to allow the Company time to resist disclosure or to obtain a protective order or similar remedy.

E.
Reporting of Misappropriation.  The Executive has reported and will report to the Company any and all known or suspected misappropriations, or improper uses or disclosures of Confidential and Proprietary Information by Executive or any other known individual or entity.

F.
Return of Confidential and Proprietary Information:  Executive shall not remove from the Company any original or copy of any document, record, disk, tape, paper, drawing, photograph, or file, which contains or refers to any Confidential and Proprietary Information, or any other property belonging to the Company.  In accordance with Section 5 below, Executive represents and warrants to the Company that as of the Effective Date, Executive does not directly possess, or indirectly possess via an Executive’s family member or otherwise, any Confidential or Proprietary Information in tangible form (including electronic computer files). Executive represents and warrants to the Company that as of the Effective Date, Executive did not destroy or delete Company data, except in the ordinary course of business and in accordance with the Company document retention policy.  Executive shall be entitled to a copy of his contact and telephone lists and his Outlook contacts file.

G.
Developments and Inventions.  Executive agrees that all ideas, inventions, discoveries, improvements, designs, methods, processes, and all other work product (collectively hereinafter referred to as “Work Product”) which Executive conceived or developed during the course and within the scope of Executive’s employment with the Company, shall be and remain the sole and exclusive property of the Company, whether or not patent applications or copyrights were filed thereon.  Executive hereby assigns to the Company all rights, title, and interest in and to any and all such Work Product.  On or before the Effective Day, Executive shall promptly disclose all such Work Product to the Company. Executive shall assist the Company at the Company’s expense, to the extent reasonably necessary, in protecting, securing and perfecting the Company’s ownership interest in any Work Product.  Executive acknowledges and agrees that:  (i) the financial compensation paid to Executive under this Agreement is full consideration for any Work Product, (ii) the Work Product shall not be subject to any further royalty or payment obligation by the Company, and (iii) all Work Product was work made for hire.

H.	Survival. The provisions contained in this Section 4 shall survive this Agreement.

5.
Return of Company Property.  The Executive shall return to the Company all property of the Company, including, but not limited to:  a) property that contains or refers to Confidential and Proprietary Information property, and all such copies that are in Executive’s direct or indirect possession as of the Effective Date; b) other equipment provided to the Executive by the Company, and c) other property owned by the Company, including but not limited to, computer passwords and other information technology data.

6.	Non-Disparagement:

A.
Executive represents that he has not and agrees that he will not in any way disparage the Company or Affiliates, or the Company's and Affiliates'  products, services and business practices,  current or former owners, directors, officers, executives, or agents, nor assist any other person, firm, or company in doing so, or make or solicit any comments, statements, or the like to the media or to others that may be considered derogatory or detrimental to the good name or business reputation of any of the aforementioned individuals or entities.  Nothing in this paragraph shall be construed to limit in any way Executive's right and duty to make good faith disclosures as may be required by law and any governmental agency or other governmental institution.

B.	Responses to Reference Requests:

1.	Executive agrees to refer all requests for references to the Company. All such inquiries shall be answered by the Company's Chief Executive Officer in the format attached hereto as Exhibit C.

2.
In the event that any inquiries are made directly to the Company’s Chief Executive Officer beyond the letter of reference, he shall respond that the letter contains as much detail as he is able to provide pursuant to Company policy.

3.
All other inquiries about Executive to any officer of the Company or Affiliates, whether formal or informal, will be directed to the Chief Executive Officer who will respond that pursuant to Company policy, no oral or written references are provided other than as offered by Exhibit C.  The Company agrees to inform its officers that no “off the record” comment concerning the Executive is to be made.

7.	Release.

A.
The Executive, for himself his personal representatives, forever releases, discharges, holds harmless, and covenants not to sue or bring any claim against the Company or Affiliates or any current or former officers, directors, shareholders, owners, other executives, employees or agents of the Company or Affiliates in their capacity as such (collectively, the “Released Parties” each of whom is individually intended to be a third party beneficiary under this Agreement), from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, agreements, promises, damages, judgments, executions, claims, demands, obligations and liabilities of any kind or nature whatsoever, in law or equity, whether known or unknown, liquidated or un-liquidated, including claims for attorneys fees or costs, which the Executive or his heirs or personal representatives ever had, now have or hereafter may have against any of the Released Parties, for, upon, or by any reason of any act, omission, occurrence, cause or thing whatsoever occurring prior to or on the Effective Date.

B.
Specifically, but without limitation, the Executive releases the Released Parties from, and agrees that he will not bring any action or other claim (except for the benefits specifically set forth in this Agreement) based on his employment or separation from employment with the Company against any of the Release Parties based on any statute, regulation, rule, or governing employment practices, including, but not limited to The Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act of 1990, The Fair Labor Standards Act, Title VII and all other provisions of The Civil Rights Act of 1964, The Americans with Disabilities Act, The Equal Pay Act, The Employee Retirement Income Security Act of 1974 (except for any vested retirement benefit) The Family and Medical Leave Act, The Fair Credit Reporting Act, The Occupational Safety and Health Act, The Sarbanes-Oxley Act of 2002, The National Labor Relations Act as amended, The Labor Management Relations Act, or under any other federal, state or local employment, civil rights or human rights law, rule or regulations, in each case as amended.

C.
Further, without limitation, the Executive agrees that he will not bring any action or other claim against any Released Party based on any theory of wrongful termination, intentional or negligent infliction of mental or emotional distress, or other tort, breach of express or implied contract, promissory estoppels, or any other statutory, regulatory or common law action or claim.  Further, also without limitation and except as provided in this Agreement, the Executive expressively waives any rights under any Company Severance Plan, Annual Incentive Bonus Program, Incentive Stock Plan, or any Company Benefit Plan or Program, including for Vacation Pay, except as otherwise set forth in this Agreement.  Any rights that the Executive is entitled to by reason of Executive’s employment with the Company or the termination of such employment that are not specifically enumerated in this Agreement are hereby released, terminated, and cancelled as of the Effective Date.

D.	Notwithstanding the foregoing, the Executive shall retain the following rights:

1.
Rights to indemnification as an executive officer pursuant to the Company's Articles of Incorporation or Bylaws for lawful actions conducted in the proper scope and course of his employment through the Effective Date;

2.	Protections of any insurance policies for the benefit of its directors and officers, which are in effect on the Effective Date, pursuant to the terms of said policies.

E.
The Company, for itself, its Affiliates, and its current and former officers, directors, shareholders, owners, other executives, employees or agents holds harmless and covenants not to sue or bring any claim against Executive from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, agreements, promises, damages, judgments, executions, claims, demands, obligations and liabilities of any kind of nature whatsoever, in law or equity, whether known or unknown, liquidated or unliquidated, including claims for attorneys fees or costs which the Company has ever had, now has, or hereafter may have against Executive for, upon, or by reason of any act, omission, occurrences, cause or thing whatsoever occurring prior to or on the Effective Date.

8.
Cooperation: At the Company’s request, the Executive agrees to cooperate with the Company in any investigations or lawsuits relating to the Company’s business, whether existing as of the Effective Date or which may arise thereafter, until said investigations or lawsuits are completed.  The Company will pay the Executive reasonable out-of-pocket expenses incurred by the Executive in connection with his cooperation.  This paragraph shall not obligate Executive to agree to a joint defense agreement with the Company.

9.
No Admission of Liability.  Neither this Agreement, nor anything contained herein, shall be construed as an admission by the Company that it has in any respect violated or abridged any federal, state or local law or any right or obligation that it may owe or may have owed to Executive.  Neither this Agreement, nor anything contained herein, shall be construed as an admission by Executive that he has in any respect violated or abridged any federal, state or local law of any right or obligation that he may owe or may have owed to the Company.

10.
Set-off Rights of the Company:  Executive represents that there are no actions or claims pending with any local, state, or federal agency or court, nor any charges, lawsuits, grievances, arbitrations or requests for investigation seeking damages on his own behalf against the Company or any other Released Party.  Executive understands that if he were to bring an action or other claim against the Company or any other Released Party in violation of Section 7 above, or otherwise materially breach this Agreement, then the Company shall have the right to set-off any and all damages to which any Released Party may be entitled against payments or other benefits to the Executive under this Agreement.  In the event that the Company determines that the Executive may have materially breached this Agreement, the Company shall be entitled to withhold any or all payments and benefits to the Executive set forth above until such time as the Executive’s breach of this Agreement and any damages relating thereto has been finally adjudicated to judgment no longer subject to appeal.

11.
Enforcement and Damages. A. In the event of any material breach of this Agreement by Executive, Executive agrees that damages may be inadequate and difficult, if not impossible, to ascertain and that the Company may enforce this Agreement by specific performance or injunction, as may be issued by a court of competent jurisdiction as defined in Paragraph 17 (E) herein, without the necessity of posting bond or other security, which requirement Executive hereby expressly waives.  Furthermore, without waiving any rights and notwithstanding Section 10 above, the Company may additionally or alternatively seek monetary damages or any other legal or equitable relief or remedy to which the Company may be legally entitled to receive. Executive agrees that in the event he materially breaches any provision of this Agreement, Executive will pay as liquidated damages to the Company a sum equal to the gross sum of money and other compensation and/or the monetary equivalent of the benefits provided by the Company in Section 3 of this Agreement.

B. In the event that Executive breaches Section 4 above with respect to any Confidential and Proprietary Information for which the prohibited use, misappropriation, or disclosure of such information could reasonably be expected to have a material adverse effect on the business or prospects of the Company or Affiliates, then in addition to any injunctive relief to which the Company may be entitled, the Company may seek monetary or other damages in a court of competent jurisdiction as defined in Paragraph 17 of this Agreement.

12. Exception for Challenge Under the Older Workers’ Benefits Protection Act:  The provisions of Sections 11, 12, and 17G are not intended to and shall not affect the right of Executive to file a lawsuit, complaint or charge that challenges the validity of this Agreement under the Older Workers Benefit Protection Act, 29 U.S.C.§ 626(f), with respect to claims under the ADEA.  This section is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or set-off of any monies paid should the release of ADEA claims in this Agreement be found to be invalid.  Neither does this Section affect the Company’s right to recover attorney’s fees or costs to the extent authorized under federal law.  The provisions of Section 7, 11, 13 and 17G shall apply with full force and effect with respect to any other legal proceeding.

13.	No Raid: Executive agrees that he will not, for a period of twelve (12) months following the Effective Date, for any reason whatsoever, do any of the following:

A.	Hire or otherwise engage the services of any officer or employee of the Company or Affiliates; or

B.	Solicit, entice, persuade, encourage or otherwise induce any employees of the Company or Affiliates to terminate such employment or to become employed by any person or entity other than the Company.

14.	Agreement not to Compete:

A.	The Executive agrees that he will not, for a period of twelve (12) months following the Effective Date, for any reason whatsoever, do any of the following:

1.
Solicit, entice, persuade, encourage or otherwise induce any individual or entity (including any subsidiary or affiliate of such individual or entity and any officer, stockholder, partner, employee or other representative of such individual or entity) that was a customer of the Company or Affiliates (whether or not the Executive provided services for such customer) at any time Executive was an employee of the Company (i) to refrain from purchasing products manufactured by the Company or Affiliates or using the services of the Company or  Affiliates, or (ii) to purchase products and services available from the Company or Affiliates from any person or entity other than the Company or Affiliates;

2.
Own, manage, control or participate in the ownership, management, or control, or be employed or engaged by or otherwise affiliated or associated as an employee, consultant, independent contractor, director, agent or otherwise with any other corporation, partnership, proprietorship, firm, association or other business entity in the world (“Competitive Companies”) that manufactures or sells any product that competes with or is a substitute for the products sold by the Company; provided, however, that the Executive may own up to five percent (5%) of any class of publicly-traded securities of any such entity;

B.
Executive has carefully considered the nature and extent of the restrictions upon him under this Section 14 and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company and Affiliates, subsidiaries, successors and assigns, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s means of support, are fully required to protect the legitimate interest of the Company, and do not confer a benefit upon the Company disproportionate to the detriment of the Executive.  Executive further acknowledges that this Section 14 was negotiated with the Company and is a material provision of this Agreement.

15. Period for Review and Consideration of Release.  Executive understands and acknowledges that he has been given an opportunity for the period of time he deems necessary to review and consider this Agreement before signing it.

16. Encouragement to Consult with Attorney. Executive acknowledges he was advised by the Company to consult with an attorney before signing this Agreement.

17. Miscellaneous.

A.
Entire Agreement.  This Agreement contains the entire and exclusive understanding and agreement of the terms and conditions between the Executive and the Company with respect to its subject matter, and supersedes any and all prior agreements or understandings, written or oral, between Executive and the Company with respect to its subject matter with the exception of the Indemnification Agreement dated June 21, 2010 by and between the Executive and the Company.  This Agreement may only be modified, amended or terminated by written agreement between the Executive and the Company..

B.
Counterparts.  This Agreement may be executed in two counterparts, which together shall be considered an original.  A signature provided by facsimile shall be deemed to be a valid execution of this Agreement.

C.
Non-Waiver.  The failure of a Party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver of any provision of this Agreement must be in a written instrument signed and delivered by the Party waiving the provision.

D.
Further Action.  The Parties shall execute and deliver all documents, provide all information, and take or forebear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

E.
Governing Law, Jurisdiction, and Venue.  This Agreement and any and all actions arising out of or in any way related to this Agreement, shall be governed, construed, and enforced in accordance with the laws of the State of Texas, without regard to the conflicts of law principles.  The Executive and the Company hereby submit to the exclusive jurisdiction of federal court in the Northern District of Texas or state trial courts in Denton County, Texas (and any appellate courts with jurisdiction over such trial courts) for any claim by either party arising out of or related to this Agreement, and agree that any such claim shall be heard and determined by a federal court in the Northern District of Texas or state court located in Denton County, Texas.  The Executive and the Company waive any and all rights to raise a defense of forum non-conveniens in any such action.

F.
Interpretation.  Neither Party shall be deemed the drafter of this Agreement nor shall it not be construed or interpreted in favor of or against either Party.  Prior drafts of this Agreement shall not be used to interpret any language herein or the intent of the Parties.

G.
Savings Clause.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.  Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

H.
Titles and Captions.  All section headings or captions contained in this Agreement are for convenience only and shall neither be deemed a part of the context nor effect the interpretation of this Agreement.

I.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each Party.

IN WITNESS WHEREOF, the Parties hereto have duly and voluntarily executed this Agreement as of the date set forth below.

JOHN R. BAILEY	CAREVIEW COMMUNICATIONS, INC.

/s/ John R. Bailey	By: /s/ Samuel A. Greco
John R. Bailey, an individual	Samuel A. Greco, Chief Executive Officer or Steve Johnson, President

EXHIBIT A

CONSULTING AGREEMENT

Consulting Agreement

THIS CONSULTING AGREEMENT (this “Consulting Agreement”) is made as of November 7, 2011 by and between CAREVIEW COMMUNICATIONS, INC., a Nevada corporation (the “Company”), having its principal place of business at 405 State Highway 121 Bypass, Suite B-240, Lewisville, Texas, 75067 and John R. Bailey (“Consultant”) having a mailing address at 1517 Amazon Drive, Plano, Texas, 75075.

WHEREAS, the Company and Consultant entered into a Separation Agreement and General Release ("Agreement and Release") of even date herewith, and

WHEREAS, as a condition of that Agreement and Release, the Company and the Consultant agreed to enter into this Consulting Agreement,

WHEREAS, all capitalized terms used herein that are not otherwise defined, will have the definitions as described in the Agreement and Release,

NOW, THEREFORE, the terms of this Consulting Agreement are set forth below:

1.
Engagement.  The Company hereby engages Consultant as an independent contractor to provide the following services:  litigation support and transition support on finance and accounting issues. Consultant shall provide consulting services during the term of Consultant’s engagement as requested by the Company. Consultant will work at the direction of the Company's President.

2.
Compensation.  Consultant shall be paid an aggregate fee of $120,000.00, payable. in equal monthly installments of $10,000 in accordance with the Company’s current practice. The Company will also reimburse the Consultant for all pre-approved reasonable and necessary business expenses incurred in accordance with the Company’s current practices.

3.	Term; Termination. Consultant’s engagement shall continue for a period of one year from the date hereof.

4.
Compliance.  In performing services hereunder, Consultant shall comply with all applicable laws and regulations, including but not limited to those regarding classified or export controlled information, and all written policies and procedures of the Company.  Consultant represents and warrants that he is a citizen of the United States of America.

5.
Independent Contractor.  Consultant shall be an independent contractor and not an employee of the Company.  Consultant shall be solely responsible for paying any and all federal, state and local taxes, social security payments and any other taxes or payments which may be due incident to payments made by the Company for services rendered under this Consulting Agreement.

6.
Confidential and Proprietary Information.  Consultant shall hold all Confidential and Proprietary Information in strict confidence, shall not disclose any Confidential and Proprietary Information except as expressly provided herein, and shall not use any Confidential and Proprietary Information for his own benefit or otherwise against the best interests of the Company or Affiliates during the term of this Consulting Agreement or thereafter. If Consultant shall be required by subpoena or similar government order or other legal process (“Legal Process”) to disclose any Confidential and Proprietary Information, then Consultant shall provide the Company with prompt written notice of such requirement and cooperate with the Company in efforts to resist disclosure or to obtain a protective order or similar remedy.  Subject to the foregoing, if Confidential and Proprietary Information is required by Legal Process to be disclosed, then Consultant may disclose such Confidential and Proprietary Information but shall not disclose any Confidential and Proprietary Information for a reasonable period of time, unless compelled under imminent threat of penalty, sanction, contempt citation or other violation of law, in order to allow the Company time to resist disclosure or to obtain a protective order or similar remedy.  If Consultant discloses any Confidential and Proprietary Information, then Consultant shall disclose only that portion of the Confidential and Proprietary Information which, in the opinion of Company's counsel, is required by such Legal Process to be disclosed.  Upon termination of this Consulting Agreement, Consultant shall return to the Company all Confidential and Proprietary Information in tangible form (including but not limited to electronic files) in his possession.

7.
Inventions.  Consultant shall, during and subsequent to the term of this Consulting Agreement, communicate to the Company all inventions, designs or improvements or discoveries relating to the Company or its business conceived during the term of this Consulting Agreement, whether conceived by Consultant alone or with others and whether or not conceived on the Company’s premises (“Company Inventions”).  Consultant shall be deemed to have assigned to the Company, without further consideration or compensation, all right, title and interest in all Company Inventions.  Consultant shall execute and deliver such documentation as may be requested by the Company to evidence such assignment.  Consultant shall also execute and deliver such documentation and provide the Company, at the Company’s expense, all proper assistance to obtain and maintain in any and all nations, patents for any Company Inventions or vest the Company or its assignee with full and exclusive title to all such patents.

8.
Copyrights.  All material produced by Consultant relating to the Company or its business during the term of this Agreement, whether produced by Consultant alone or with others and whether or not produced on the Company’s premises or otherwise, shall be considered work made for hire and property of the Company (“Company Copyrights”).  Consultant shall execute and deliver such documentation as may be requested by the Company to evidence its ownership of all Company Copyrights. Consultant shall also execute and deliver such documentation and provide the Company, at the Company’s expense, all proper assistance to secure for the Company and maintain for the Company’s benefit all copyrights, including any registrations and any extensions or renewals thereof on all Company Copyrights, including any translations.

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9.
No Raid; Non-Competition.  The Consultant agrees that he will not, for a period of twelve (12) months following the termination of this Consulting Agreement, for any reason whatsoever, do any of the following:

(a)
Solicit, entice, persuade, encourage and otherwise induce any person that was a customer of the Company or Affiliates (whether or not the Consultant provided services for such customer) at any time during the term of this Agreement (i) to refrain from purchasing products manufactured by the Company or Affiliates or using the services of the Company or Affiliates or (ii) to purchase products and services available from the Company or Affiliates from any person or entity other than the Company or Affiliates;

(b)
Solicit, entice, persuade, encourage or otherwise induce any employee of the Company or Affiliates to terminate such employment or to become employed by any person or entity other than the Company or Affiliates; or

(c)
Own, manage, control or perform services for or participate in ownership, management or control, or be employed or engaged by or otherwise affiliated or associated with (as an employee, consultant, independent contractor, director, agent, or otherwise) with any other corporation, partnership, proprietorship, firm, association or other business entity in the world that manufactures or sells any product that competes with or is a substitute for any product manufactured or sold by the Company or Affiliates on the date of termination of this Consulting Agreement (collectively, “Compete”); provided, however, that the Consultant may own up to five percent (5%) of any class of publicly traded securities of any such entity. Notwithstanding the foregoing, the Consultant may Compete if, and only if, the aggregate annual revenue contributed by all competitive or substitute products to such other entity is not greater than five percent (5%) of such entity’s total annual revenue and the Consultant does not have any direct management responsibility for such competitive or substitute products manufactured or sold by such other entity.  For purposes of this Paragraph 9.c, the term “direct management responsibility” means that the management of the manufacturer or sale of competitive or substitute products comprises a material part of the Consultant’s duties.

10.
Use and Disclosure of Ideas, Etc.  Consultant shall not use or disclose to the Company any subject matter in course of performing this Agreement, including ideas, processes, designs and methods, unless he has the right to so use or disclose.

11.	Miscellaneous.

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the United States without regard to the conflicts of law principles thereof.

(b)
This Consulting Agreement supersedes any and all other agreements with the exception of the Agreement and Release which was executed contemporaneously herewith, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.

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(c)	The provisions of paragraphs 4 through 12 of this Consulting Agreement shall survive its termination.

(d)	This Consulting Agreement may not be altered, amended or modified except by written instrument signed by the parties hereto.

(e)	Neither party shall be deemed the drafter of this Consulting Agreement nor shall it not be construed or interpreted in favor of or against either party.

(f)	Section headings are for the convenience of the parties only and shall not be used in interpreting this Consulting Agreement.

(g)
If any provision of this Consulting Agreement shall be found by a court of competent jurisdiction to be unenforceable in any respect, then (i) the court shall revise such provision the least amount necessary in order to make it enforceable, and (ii) the enforceability of any other provision of this Consulting Agreement shall not be affected thereby.

(h)	Consultant may not assign this Consulting Agreement or delegate his duties hereunder. The Company may assign this Consulting Agreement to any affiliate of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement effective as of the day and year set forth above.

Date: November 10, 2011	CAREVIEW COMMUNICATIONS, INC.

/s/ Samuel A. Greco
Samuel A. Greco, Chief Executive Officer or Steve Johnson, President

/s/ John R. Bailey
John R. Bailey
CONSULTANT

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EXHIBIT B

LETTER OF RESIGNATION

November 7, 2011

Mr. Samuel A. Greco
Chief Executive Officer
CareView Communications, Inc.
405 State Highway 121
Suite B-240
Lewisville, TX  75067

Dear Mr. Greco:

Effective as of this date, please consider this letter my resignation as Chief Financial Officer, Vice President Finance, Treasurer and Secretary of CareView Communications, Inc., a Nevada company (the "Company").  As I intend to pursue other business opportunities, my resignation is not the result of a disagreement with the Company or any matter relating to the Company's operations, policies, or practices.

Please use this letter as my resignation from any and all offices held by me in any affiliated companies and subsidiaries of the Company.

Pursuant to the Separation Agreement and General Release executed today between me and the Company, I have agreed to continue to provide consulting services to the Company as requested.

Sincerely,

/s/ John R. Bailey

John R. Bailey

EXHIBIT C

LETTER OF REFERENCE

It is the strict policy of the Company to refrain from providing oral or written references.

I can verify, however, that John R. Bailey served as Chief Financial Officer, Vice President of Finance, Treasurer and Secretary from January 2004 until November 7, 2011.

In each year in which John served in those capacities, he was commended by the Board of Directors for his accomplishments and contributions to the Company.

Mr. Bailey resigned voluntarily his positions to pursue other opportunities.  He did, however, agree to work with us to provide a smooth and amicable transition to new leadership.

Sincerely, /s/ Samuel A. Greco Samuel A. Greco Chief Executive Officer